UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2005

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

          On March 28, 2005, the 2005 annual performance goals and business criteria for incentive awards to the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of PPL Electric Utilities Corporation (the "Company") were established. The achievement of the performance goals and business criteria will be measured, and any resulting incentive awards will be made to the named executive officers, in 2006.

          Short-term Incentive Cash Awards

          For the annual incentive cash (i.e., bonus) awards to be made to the Company's named executive officers, the following award targets as a percentage of base salary have been established: President-50%; Vice President and Controller-50%; and Treasurer-40%. The annual incentive cash awards will be made by applying these target percentages to the percentage of goal attainment as determined by the Compensation and Corporate Governance Committee (the "C&CGC") of the Board of Directors of PPL Corporation ("PPL"), in the case of the President, and by PPL's Corporate Leadership Council, in the case of the Vice President and Controller and the Treasurer. The goal categories for 2005 for the President include specific financial and operational measures for PPL and key subsidiaries, including specific operational goals for the Company. The weightings for each of these categories are allocated 40% to PPL's earnings per share, 40% to the financial and operational performance of the Company and 20% to certain other operating subsidiaries of PPL. In the case of the Vice President and Controller and the Treasurer, the goal categories for 2005 include specific financial and operational measures for PPL and key subsidiaries, and also consideration of individual performance. The weightings for each of these categories are allocated 40% to PPL's earnings per share, 40% to the financial and operational performance of certain operating subsidiaries and 20% to individual performance. Included in the operational goals for all named executive officers are specific requirements tied to PPL's continued compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including enhancing the efficiency of the compliance process.

          Long-term Incentive Equity Awards

          The long-term incentive equity awards to be made by the C&CGC to the named executive officers pursuant to PPL's Incentive Compensation Plan will consist of two restricted stock unit awards and one stock option award. One of the grants of restricted stock units will be based on the achievement of sustained financial and operational results, which will be determined by averaging the most recent three years of annual performance measures used for the annual cash awards. The second grant of restricted stock units will be based on the achievement of specific strategic objectives designed to enable PPL to continue to provide value to its shareholders. For instance, the strategic objectives will be related to increasing shareowner value through implementation of certain long-term corporate initiatives, including actions to influence the evolution of government policies toward more competitive markets, develop an internal corporate structure to optimize PPL's wholesale hedging strategy, develop and retain management skills and establish the financial profile necessary to optimize growth opportunities when the wholesale electricity markets strengthen. With respect to stock options, because the exercise price is based on the market price of PPL's common stock at the time of grant, the ultimate value received by the option holders is directly tied to increases in the stock price. Therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term shareowner value. Additionally, the option grants include vesting and termination provisions that are designed to encourage the option holders to remain employees of the Company.

         The following long-term incentive equity award targets as a percentage of base salary have been established for each named executive officer:

Long-term Incentive Program	Restricted Stock Units		Stock Options
	(Targets as % of Salary)
Position	Sustained Financial and Operational Results	Strategic Objectives Results	Stock Price Performance
President	40%	40%	80%
Vice President and Controller	40%	40%	80%
Treasurer	26.25%	26.25%	52.5%

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ James E. Abel James E. Abel Treasurer

Dated:  March 31, 2005